Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
AND ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS (“Agreement”), dated for references purposes as of March 26, 2011 (“Agreement Date”), by and between ADPT CORPORATION, a Delaware corporation, formerly known as Adaptec, Inc. (“Seller”) and SWIFT REALTY PARTNERS, LLC, a California limited liability company or its assignee (“Buyer”).

RECITALS

A.           Seller is the current owner of the Property (as defined in Section 2).

B.           Buyer desires to purchase and Seller is willing to sell the Property on the terms and conditions of this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

AGREEMENT

1.      Certain Basic Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

1.1           “Agreement Date” means the date first set forth above in this Agreement.

1.2           “Buyer’s Address” means:

Swift Realty Partners, LLC
One Ferry Building, Suite 210
San Francisco, California 94111
Attention:  Christopher Peatross
Telephone:  (415) 395-9701
Facsimile:    (415) 395-0960

With copy to:

Greenberg Traurig LLP
1900 University Avenue, Fifth Floor
East Palo Alto, California 94303
Attention:  Real Estate Notices (RCS)
Telephone:                     (650) 289-7870
Facsimile:                     (650) 462-7870

1.3           “Closing Date” means (i) twenty (20) days after the expiration of the Due Diligence Period or such earlier date after the execution of this Agreement as Buyer and Seller may mutually agree in writing; provided, however, if the Closing Date is scheduled to occur on a Monday, then such date shall occur on Tuesday of the same week.

1.4           “Contracts” shall have the meaning set forth in Section 7.3.4 hereof.

1.5           “Deposit” means the money deposited pursuant to Section 2.2.1 below, and all interest accrued thereon.

1.6           “Due Diligence Period” shall expire at 5:00 p.m. PST on the date which is thirty (30) days after the full execution and delivery of this Agreement.

1.7           “Environmental Law” means any current legal requirement pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of source water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §§1251 et seq., Clean Air Act of 1966, as amended, 42 USC §§7401 et seq., Toxic Substances Control Act of 1976, 15 USC §§2601 et seq., Hazardous Materials Transportation Act, 49 USC App. §§1801, Occupational Safety and Health Act of 1970, as amended, 29 USC §§651 et seq., Oil Pollution Act of 1990, 33 USC §§2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. §§11001 et seq., National Environmental Policy Act of 1969, 42 USC §§4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC §§300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

1.8           “Escrow Holder” means First American Title Insurance Company.

1.9           “Escrow Holder’s Address” means:

 FIRST AMERICAN TITLE INSURANCE COMPANY
 1737 North First Street, Suite 100
 San Jose, California 95112
 Attention:  Zenny Cabagbag
 Escrow No. NCS-472936-SC
 Telephone: (408) 451-7800
 Facsimile: (408) 451-7836
 Email: zcabagbag@firstam.com

1.10          “Hazardous Material” means any hazardous or toxic substance as defined in or regulated by any Environmental Law in effect at the pertinent date or dates.

1.11          “Leases” means those certain lease agreements, as amended, as set forth in Schedule 1.11.

1.12          “Purchase Price” means the sum of Six Million Five Hundred Thousand Dollars ($6,500,000.00).

1.13          “Seller Leaseback” means that lease to be delivered at Closing by and between Buyer, as Landlord, and Seller, as Tenant, a copy of which is attached hereto as Exhibit “I” and made a part hereof (the “Seller Lease”).

1.14          “Seller’s Address” means:

 ADPT Corporation
 691 South Milpitas Boulevard
 Milpitas, California 95035
 Attention:  Robert W. Kraiss

 With a copy to:

 SILICON VALLEY LAW GROUP
 25 Metro Drive, 6th Floor
 San Jose, California 95110
 Attention:  Terri Molinaro
 Facsimile:  (408) 573-5701

1.15          “Tenants” mean those certain tenants under the Leases.

1.16          “Title Company” means First American Title Insurance Company.

1.17          “Title Company Address” means:

 FIRST AMERICAN TITLE INSURANCE COMPANY
 1737 North First Street, Suite 100
 San Jose, California 95112
 Attention: Michael Hickey
 Order No.:  NCS-472936
 Telephone: (408) 451-7905
 Facsimile: (408) 451-7836
 E-Mail:  mhickey@firstam.com

2.      Sale of Property:  Purchase Price.

2.1           Sale of Property.  Subject to the terms, covenants and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller:

2.1.1           the land consisting of approximately 6.36 acres, located in the City of Milpitas, County of Santa Clara, State of California, which is more particularly described in Exhibit “A”, together with, all and singular, the tenements, hereditaments, easements, rights of way and appurtenances belonging or in anywise appertaining to the same (“Land”);

2.1.2           all improvements, structures and fixtures now or on the “Closing Date” (as defined below) located upon the Land, including one (1) two story business condominium building described as 691 South Milpitas Boulevard, comprised of approximately 104,000 square feet (“Improvements”) (the Land, the Improvements are collectively referred to herein as the “Real Property”);

2.1.3           all right, title and interest of Seller in and to any equipment, machinery or other property which is affixed to the Improvements and all personal property located on or used in connection with the Land or Improvements, including the furniture (which is depicted on the Floor Plans attached hereto as Schedule 2.1.3), but excluding (i) those items of personal property owned by Tenants, and (ii) any personal property pertaining to the operation of Seller’s business and  currently located in the area demised by the Seller Lease at Closing (exclusive of the items referred to in clause 2.1.3(a) above) (“Personal Property”);

2.1.4           all right, title and interest of Seller in and to all intangible property related to the Real Property or Personal Property, including, without limitation, the Leases and all other agreements demising space in or providing for the use or the occupancy of the Land or Improvements and any permits, approvals, operating permits, plans, specifications, licenses, entitlements, approvals, surveys, warranties and guaranties (including those related to construction), and all other contracts and agreements and all intangible property and rights relating to the Land, Improvements or Personal Property, if any, (collectively, the “Intangible Property”), to the extent the Intangible Property is assignable and Buyer elects to have such Intangible Property assigned to Buyer (the Real Property, Personal Property and Intangible Property are collectively referred to herein as the “Property”).

2.2           Purchase Price.  The Purchase Price shall be payable as follows:

(a)      Deposit. Within two (2) business days following the Buyer’s and Seller’s execution and delivery of a fully executed copy of this Agreement to Escrow Holder, the sum of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Deposit”) shall be delivered by Buyer to Escrow Holder in the form of a wire transfer made payable to the order of Escrow Holder, and shall be deposited by Escrow Holder pursuant to the provisions of Section 3.1 below.  If Buyer, in its sole and absolute discretion, disapproves in writing of the results of its investigation of the Property prior to the expiration of the Due Diligence Period and/or fails to notify Seller in writing that it has removed the contingencies referenced in Sections 3.3.1 (Inspection), 3.3.4 (Preliminary Title Report) and 3.3.5 (Due Diligence Items) by delivery of an “Approval Notice” (as defined below) by the expiration of the Due Diligence Period, then the Deposit shall be refunded to Buyer and this Agreement shall terminate.   If an Approval Notice is timely delivered during the Due Diligence Period, then from and after delivery of such Approval Notice, the Deposit shall be nonrefundable pursuant to the provisions of Section 9.1.2, except that in the event of a default by Seller hereunder and as expressly otherwise provided herein the Deposit shall be refundable to Buyer.  On the Closing (as hereinafter defined), the Deposit shall be applied toward the payment of the Purchase Price.

(b)      With respect to any provisions of this Agreement which provides for the return of the Deposit to Buyer, notwithstanding any such provision the sum of Five Hundred Dollars ($500) of the Deposit shall be disbursed to Seller as partial consideration for entry by Seller into this Agreement and the balance of the Deposit shall be distributed to Buyer.

2.2.2           Interest on Deposit.  At Buyer’s election, all funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank (“Account”) located in California.  All interest accrued on the Deposit shall be credited to Buyer.  Buyer shall provide Escrow Holder with its Federal Tax Identification Number and such other information as Escrow Holder may request in connection with establishing the Account.

3.  Escrow; Closing Conditions; Post-Closing Covenants.

3.1           Escrow.  Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow (“Escrow”) for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement.  Upon Escrow Holder’s receipt of the Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized to act in accordance with the terms of this Agreement.  Upon the Close of Escrow, Escrow Holder shall pay any sum owed to Seller with immediately available federal funds.  Seller and Buyer hereby designate the Escrow Holder as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.  Seller and Buyer shall each be entitled to submit escrow instructions to the Escrow Holder in connection with the Close of Escrow provided that in the event of any conflict between the terms and conditions of this Agreement and the provision of any Escrow Instructions prepared by Seller, Buyer or Escrow Holder, the terms and conditions of this Agreement shall control.

3.2           Closing Date.  The Escrow shall close (“Close of Escrow” or “Closing”) on the Closing Date, provided that all conditions to the Close of Escrow set forth in this Agreement have been satisfied or waived in writing by the party intended to be benefited thereby.

3.3           Buyer’s Conditions to Closing.  The Close of Escrow is subject to and contingent on the satisfaction of the following conditions or the waiver of the same by Buyer in writing in accordance with the applicable time periods set forth herein:

3.3.1           Inspection.  Buyer shall have approved, in its sole and absolute discretion, the physical condition of the Property, which approval shall be given, if at all, in accordance with the provisions of Section 3.4 by an Approval Notice prior to the expiration of the Due Diligence Period.  Buyer’s inspection and review shall be performed at Buyer’s sole cost and expense.  Notwithstanding the foregoing, Buyer’s right to inspect the Property pursuant to the terms of this Agreement shall, at all times, be subject to Tenants’ rights under the Leases and the following terms and conditions:

(a)      Prior to commencing any investigative activities on the Property, Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities.  Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability.  Such insurance policy shall name Seller, its successors and assigns as additional insured and shall insure the indemnity obligations of Buyer described in subparagraph (d) below.  In addition, Buyer shall maintain worker’s compensation insurance as required by law.  Buyer shall deliver insurance certificates evidencing the required insurance to Seller prior to any entry onto the Property.

(b)      Subject to the terms of subparagraph (a) above, Buyer shall have the right to commence Buyer’s physical inspection of the Property immediately after Buyer’s and Seller’s execution of this Agreement.  Buyer’s physical inspection of the Property shall be conducted during normal business hours at times mutually and reasonably acceptable to Buyer and Seller.  Notwithstanding anything contained herein to the contrary, no invasive or intrusive testing or boring or testing in occupied space shall be done without the prior notification of Seller and Seller’s written permission of the same, which permission may be withheld in Seller’s reasonable discretion.  Any request for invasive or destructive testing by Buyer shall be based upon, and Buyer shall deliver such to Seller, the recommendation for such testing from Buyer’s expert report and a written description of the general nature and scope of the proposed testing, the protective measures to be utilized by Buyer to avoid or minimize any damage to the Land or the Improvements, the restoration activities proposed to be performed by Buyer to restore any anticipated damage, the names of the contractor(s) to be conducting such testing (and a description of their qualifications and licensing), those portions of the Property to be affected by such testing and Buyer’s proposed schedule for conducting such inspections.  Within five (5) days after Buyer’s receipt thereof, Buyer shall provide Seller with copies of all reports, data or test results from any investigative activites.

(c)      Buyer acknowledges that prior to the expiration of the Due Diligence Period:  (i) Buyer has or will have had the opportunity to conduct such surveys and inspections, and made such percolation, geologic, environmental and soils tests and other studies of the Property, including, but not limited to, non-invasive soil tests thereon; and (ii) Seller shall provide Buyer with adequate opportunity to make such inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Buyer shall, in Buyer’s sole and absolute discretion, deem necessary or advisable as a condition precedent to Buyer’s purchase of the Property and to determine the physical, environmental and land use characteristics of the Property) and its suitability for Buyer’s intended use.

(d)      Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller’s officers, directors, partners, members, fiduciaries, participants, affiliates, employees, representatives, attorneys, insurance carriers, invitees, agents and contractors free and harmless from and against any and all claims, actions, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Liabilities”), resulting from Buyer’s inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property to the extent caused by Buyer’s conducting such inspections, surveys, tests, and studies.  Further, Buyer and its agents, contractors or invitees shall, in performing Buyer’s requested inspections, (i) comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property; (ii) not engage in any activities which would violate any permit, license, or Environmental Law; (iii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; (iv) minimize damage to the Property when performing Buyer’s investigations and tests; provided, however, this subsection (iv) shall in no way limit Buyer’s other obligations set forth in this Section 3.3; and (v) perform its investigations and tests in such a way as to not unreasonably cause any disturbance to Tenants of the Property.  The provisions of this Section 3.3.1(d) shall survive the Closing or the termination of this Agreement, as applicable, for a period of eighteen (18) months (or if an action shall be instituted by Seller within such period, then such period shall be extended until full and final resolution of such claim is accomplished).  The foregoing indemnity notwithstanding, in no way shall Buyer be responsible for any liability, claims, costs or expenses incurred or suffered by Seller or any such indemnified parties arising out of or related to Buyer’s discovery during the course of its due diligence of environmental substances, environmental contamination, building or site deficiencies, encroachments, title defects or other damage or defects not created on the Property by Buyer; provided, however, the foregoing exception from the aforementioned indemnity shall not apply to the extent Buyer exacerbates or contributes to pre-existing environmental substances, environmental contamination, or other damage or defects related to the Property.

(e)      Buyer hereby covenants that it shall comply with all the terms and conditions set forth in the Leases and shall in no manner whatsoever unreasonably interfere or disturb the Tenants or the Tenants’ rights, duties and obligations under the Leases.  Buyer shall first obtain Seller’s consent prior to contacting any Tenants, which consent shall not be unreasonably withheld.

(f)      Seller may, but shall not be obligated to, have a representative of Seller present during any inspections of the Property or contact by Buyer with any Tenants.

3.3.2           Title Policy.  Title Company shall irrevocably commit to issue the Buyer’s Title Policy (as defined in Section 3.8.6, below) complying with the requirements of Section 3.8.6 below; provided, however, the issuance of endorsements requested by Buyer shall not be a condition precedent to Buyer’s obligation to proceed with the Closing unless such endorsements are for the purpose of removing disapproved title exceptions that Seller has agreed to attempt to remove at or prior to the Closing.

3.3.3           Covenants.  Seller shall have performed and satisfied, in all material respects, all agreements and covenants required hereby to be performed by Seller prior to or at the Close of Escrow, including delivery into Escrow of the items and documents described in Sections 3.8 and 3.10.

3.3.4           Preliminary Title Report.  Buyer shall approve, in its sole discretion, by the expiration of the Due Diligence Period of the following: (i) a current preliminary title report for the Property issued by the Title Company (“PTR”); (ii) copies of all underlying title documents described in such preliminary title report, and (iii) any existing survey of the property in Seller’s actual possession (the “Title Documents”).

(a)      Seller shall deliver to Buyer, within five (5) days of the Agreement Date (“Title Delivery Date”) the Title Documents.  Buyer, at its sole and absolute discretion, shall have the right to commission an ALTA survey of the Property (or update of an existing survey).

(b)      Buyer shall have until 5:00 p.m. Pacific Time, on the date that is ten (10) days prior to the expiration of the Due Diligence Period (the “Title Review Period”) to examine the Title Documents.  If Buyer objects to any title exceptions disclosed in the Title Documents, Buyer shall, prior to the expiration of the Title Review Period, notify Seller in writing (“Buyer's Notice”), specifying the objectionable matters.  Buyer’s failure to timely deliver Buyer’s Notice shall be deemed Buyer’s approval of the exceptions shown on the Title Documents.

(c)      Seller may elect (but shall have no obligation whatsoever except as set forth below) to cure some or all of such objectionable matters by notifying Buyer in writing (“Seller's Notice”) within five (5) days after receipt of Buyer's Notice.  If Seller elects to cure some or all of such disapproved title matters, Seller agrees to use commercially reasonable efforts to effectuate such cure.  Failure of Seller to deliver Seller's Notice shall be deemed Seller's election not to cure any objectionable title matter in Buyer’s Notice.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall be obligated to remove at or prior to the Close of Escrow all monetary liens against the Property (other than the lien of current taxes and assessments subject to proration at the Close of Escrow) (“Monetary Liens”), and in no event shall Buyer be required to disapprove of Monetary Liens in Buyer’s Notice or include Monetary Liens in Buyer’s Title Waiver Notice.

(d)      If Seller elects not to cure some or all of the matters objected to by Buyer, or if Seller is deemed to have elected not to cure such objectionable title matters, then Buyer shall have until the expiration of the Due Diligence Period, in which to notify Seller  in writing that Buyer has elected to waive such objections which Seller has elected not to cure (the “Buyer's Title Waiver Notice”), in which event Buyer and Seller shall proceed to the Closing as provided for herein, or terminate this Agreement and receive a refund of the Deposit.  In the event Buyer fails to deliver a Buyer's Title Waiver Notice, this Agreement shall terminate and the Deposit shall be returned to Buyer.

(e)      If Seller has agreed to remove or cure some or all of the items set forth in Buyer’s Notice and is unable to or has failed to remove or cure the same by Close of Escrow, then Buyer shall have, as Buyer’s sole and exclusive remedy, the right exercisable prior to Closing Date either to: (i) waive such exceptions to title, and proceed to take title to the Property without any deduction or offset in the Purchase Price, or (ii) terminate this Agreement and the Escrow by giving written notice of such termination to Seller and to Escrow Holder in which event Buyer and Seller shall have no further liability to the other hereunder except for those provisions that specifically survive the termination of this Agreement and the Deposit shall be returned to Buyer.  Buyer’s failure to provide Seller or Escrow Holder with written notice of termination prior to the Closing Date shall constitute Buyer’s election under (i) above.   Notwithstanding the foregoing, if Seller fails to remove Monetary Liens, Buyer shall have the right to cause the proceeds of the sale which Seller would otherwise receive to be applied to the satisfaction of Monetary Liens

(f)      Buyer shall be deemed to have approved all title exceptions shown on the Title Documents not objected to in Buyer’s Notice or to which objections have been waived in Buyer’s Title Waiver Notice or by Buyer pursuant to Section 3.3.4(e) above, other than Monetary Liens which shall be removed by Seller at its sole cost and expense.

3.3.5           Due Diligence Items.  Within five (5) days of the Agreement Date, to the extent in Seller’s possession, Seller shall deliver or otherwise make available to Buyer, the due diligence items set forth in Schedule 3.3.5 (the “Due Diligence Items”).  Buyer shall have approved, in its sole and absolute discretion, the Due Diligence Items, which approval shall be given prior to the expiration of the Due Diligence Period pursuant to the provisions of Section 3.4 below.  Seller acknowledges Buyer may desire to discuss or otherwise inquire about the Due Diligence Items with various governmental entities, utilities, Tenants and third parties.  In this regard, Buyer is permitted to contact all necessary third parties and discuss with such third parties the governmental records, Leases, Intangible Property, contracts and other Due Diligence Items; provided, however, Buyer first obtains Seller’s reasonable consent and Seller is first given a reasonable opportunity to be present at such contact or discussions at a time and location specified by Buyer in writing.  Notwithstanding the foregoing, it shall be reasonable for Seller to withhold consent to any agreement, document, dealing, cooperation or any other matter that (i) would create liability for Seller; (ii) would be binding on Seller prior to the Closing; or (iii) would be binding on Seller if the Closing does not occur.

3.3.6           Seller Leaseback.  Prior to the expiration of the Due Diligence Period, Buyer, as landlord, and Seller, as tenant, shall execute and deposit with Escrow Holder the Seller Leaseback, which shall be in substantially the form attached hereto as Exhibit “I”; provided, however, such Seller Leaseback shall be effective only if and when escrow closes with regard to the transaction contemplated herein. If this Agreement is terminated, then such Seller Leaseback shall be of no further force or effect.

3.3.7           Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Close of Escrow (as if made on and as of Close of Escrow) with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

3.3.8           Damage or Destruction; Condemnation.  Buyer shall not have elected, pursuant to the terms of Section 6, to terminate this Agreement.

3.3.9           Estoppel Certificates.  Seller shall use commercially reasonable efforts (which shall include delivery of the same to Tenants within three (3) business days after the date hereof) to obtain from each Tenant and deliver to Buyer, not later than two (2) business days prior to expiration of the Due Diligence Period, an estoppel certificate in the form attached hereto as Exhibit “J” with respect to each of the Tenants pursuant to the Leases (the “Estoppel Certificates”), which Estoppel Certificates shall have been executed by each respective Tenant without material modification, or if modified, with modification acceptable to Buyer in its sole and absolute discretion.  Upon receipt Seller shall promptly deliver to Buyer any and all executed Estoppel Certificates received by Seller.  In the event Seller is unable to obtain such Estoppel Certificates or Buyer is not satisfied, in Buyer’s sole and absolute discretion, with the number of Estoppel Certificates delivered or the form or content of any such Estoppel Certificate, Buyer may elect to terminate this Agreement in writing on or before the last day of the Due Diligence Period, by failing to give the Approval Notice Buyer shall be deemed to have elected to terminate this Agreement.  Other than the preparation of the Estoppel Certificates and delivery of such documents, Seller shall not be obligated to expend any funds in connection with obtaining any such Estoppel Certificates, and the failure of Seller to obtain any such Estoppel Certificates shall not be a breach or default hereunder so long as Seller uses commercially reasonable efforts to obtain them.

3.4           Approval Procedure.  Buyer shall notify Seller of Buyer’s approval or disapproval in its sole and absolute discretion of the matters described in Sections 3.3.1 (Inspection), 3.3.4 (Preliminary Title Report), and 3.3.5 (Due Diligence Items) by written notice delivered to Seller and Escrow Holder by the expiration of the Due Diligence Period (or such other date as is specified therein).    The written approval by Buyer of the matters as described in this Section 3.4 shall sometimes be referred to as the “Approval Notice”. Buyer’s failure to affirmatively approve all of the matters described in Sections 3.3.1, 3.3.4, and 3.3.5 in writing by the expiration of the Due Diligence Period (or such other date as is specified therein) by giving the Approval Notice shall be deemed Buyer’s disapproval of such matters.

3.5           Termination Upon Disapproval.  If Buyer timely disapproves, or is deemed to have disapproved by failing to give the Approval Notice, any of the matters described in Sections 3.3.1, 3.3.4 (subject to Seller’s right to remove or cure or to obtain a bond or title endorsement with respect to items set forth in Buyer’s Notice), or 3.3.5 or 3.3.9 on or before the expiration of the Due Diligence Period, then this Agreement shall automatically terminate.  Upon termination of this Agreement pursuant to Section 3.3.4 or this Section 3.5 or pursuant to Section 6: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination; (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow; (c) Escrow Holder shall remit the Deposit to Buyer; (d) Buyer and Seller shall each pay one-half (½) of Escrow Holder’s escrow cancellation fees, if any; (e) Buyer shall return to Seller all Due Diligence Items in Buyer’s possession relating to the Property together with the tests, reports or studies prepared by or on behalf of Buyer with respect to the Property; and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate except for those obligations that expressly survive the termination of this Agreement.

3.6           Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:

3.6.1           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

3.6.2           Covenants.  Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by Buyer prior to or at the Close of Escrow in all material respects.

3.7           Failure of Condition Precedent.  So long as a party is not in default hereunder, if any condition to said party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole and absolute discretion, elect to either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event the Deposit shall be returned to the Buyer, or (ii) proceed with the Closing, notwithstanding the fact that such condition has not been satisfied, in which event such party shall be deemed to have waived any such condition.  If such party elects to proceed with the Closing, notwithstanding the fact that such condition has not been satisfied, there shall be no liability on the part of the other party for non-satisfaction of such condition or for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.

3.8           Documents and Title Insurance.

3.8.1           Deed.  Seller shall convey title to the Property to Buyer by grant deed in the form of Exhibit “B” attached hereto (“Deed”).

3.8.2           Assignment and Assumption of Leases.  Seller shall assign to Buyer Seller’s right, title and interest in and to the Leases pursuant to an assignment and assumption of the leases in the form of Exhibit “C” attached hereto (“Assignment and Assumption of Leases”).

3.8.3           General Assignment and Assumption.  Seller shall assign to Buyer to the extent assignable, Seller’s right, title and interest if any in the Intangible Property, subject to any rights of consent as provided therein, pursuant to the general assignment and assumption in the form of Exhibit “D” attached hereto (“General Assignment and Assumption”).

3.8.4           Bill of Sale.  Seller shall convey all of Seller’s right, title and interest, if any, in and to the Personal Property owned by Seller and used in the operation of the Property pursuant to a Bill of Sale in the form of Exhibit “E” attached hereto (“Bill of Sale”).

3.8.5           Assignment and Assumption of Contracts.  Seller shall assign to Buyer Seller’s right, title and interest in and to the Contracts assumed by Buyer pursuant to this Agreement pursuant to an assignment and assumption of the contracts in the form of Exhibit “H” attached hereto (“Assignment and Assumption of Contracts”).

3.8.6           Buyer’s Title Policy.  Provided Buyer has fully complied with each and every of the Title Company’s requirements to be complied with by Buyer as a condition precedent to the Title Company’s issuance of an extended coverage policy of title insurance, at the Close of Escrow, Escrow Holder shall cause the Title Company to issue to Buyer a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance (“Buyer’s Title Policy”) with such customary endorsements as Buyer shall reasonably require which the Title Company is willing to issue, which:

(a)      shall be written with liability in the amount of the Purchase Price; and

(b)      shall insure title to the Property, to be vested in Buyer, subject only to the following exceptions (“Permitted Exceptions”):  (i) general and special Property taxes and assessments for the current fiscal year, a lien not yet due and payable; (ii) the exceptions approved or deemed approved by Buyer pursuant to Section 3.3.4 above; (iii) the possessory rights of the Tenants pursuant to the Leases and possessory rights of Seller, as tenant, pursuant to the Seller Leaseback, (iv) any title exceptions directly or indirectly created or approved by Buyer; and (v) the standard printed exceptions set forth in the Escrow Holder’s 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance.

If Buyer has not fully complied with each and every of the Title Company’s requirements to be complied with by Buyer as a condition precedent to the Title Company’s issuance of an extended coverage policy of title insurance, at the Close of Escrow, the Buyer’s Title Policy shall be a 2006 CLTA Standard Coverage Owner’s Policy of Title Insurance written with liability in the amount of the Purchase Price and insuring title to the Property, to be vested in Buyer, subject only to the Permitted Exceptions, as such term may be modified to account for the standard printed exceptions set forth in the Escrow Holder’s 2006 CLTA Standard Coverage Owner’s Policy of Title Insurance.

3.9           Closing Costs and Charges.

3.9.1           Seller’s Costs.  Seller shall pay (a) the cost of the CLTA portion of Buyer’s Title Policy; (b) all City and County documentary transfer taxes payable in connection with the transfer of the Property; (c) one-half (½) of the Escrow Holder’s fees in connection with the Escrow; and (d) the cost to remove Monetary Liens (if any).

3.9.2           Buyer’s Costs.  Buyer shall pay (a) the cost of the ALTA portion of Buyer’s Title Policy and all endorsements as requested by Buyer; (b) one-half (½) of the Escrow Holder’s fees in connection with the Escrow; and (c) all recording fees payable in connection with the transfer of the Property.

3.9.3           Other Costs.  All other costs, if any, shall be apportioned in the customary manner for Property transactions in the county where the Property is located.

3.10           Deposit of Documents and Funds by Seller.  Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into Escrow each of which shall be duly executed and acknowledged by Seller where appropriate:

3.10.1   The Deed;

3.10.2   Three (3) counterparts of the Assignment and Assumption of Leases;

3.10.3   Three (3) counterparts of the General Assignment and Assumption;

3.10.4   The Bill of Sale;

3.10.5   The Certification of Non-Foreign Status in the form of Exhibit “F” (“Certification”);

3.10.6   Notice to Tenants in the form of Exhibit “G” (“Notice to Tenants”);

3.10.7   Three (3) counterparts of the Seller Leaseback;

3.10.8   Three (3) counterparts of the Assignment and Assumption of Contracts;

3.10.9   A certification that Buyer is exempt from the withholding requirements of California Revenue & Taxation Code Section 17052.2, et. seq., in such form and content required by applicable governmental agencies, including, but not limited to, the California Franchise Tax Board, duly executed by Seller (“California Certificate”); and

3.10.10   Other documents that may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement, including all appropriate authority documents and certificates, affidavits and indemnities required for Buyer’s Title Policy.

3.11        Deposit of Documents and Funds by Buyer.  Not later than one (1) business day prior to the Closing Date, Buyer shall deposit the following items into Escrow each of which shall be duly executed and acknowledged by Buyer where appropriate:

3.11.1   Buyer's delivery to Seller through Escrow of the Deposit, the balance of the Purchase Price, and any other funds as may be required to close the Escrow in accordance with this Agreement.

3.11.2   Three (3) counterparts of the Assignment and Assumption of Leases;

3.11.3   Three (3) counterparts of the General Assignment and Assumption;

3.11.4   Three (3) counterparts of the Assignment and Assumption of Contracts; and

3.11.5   Other documents that may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement, including all appropriate authority documents and certificates.

The parties hereto shall jointly deposit any required transfer declarations or declarations of value and mutually agreed closing statements.   In addition, Seller shall deliver to Buyer (or leave at the Property) the originals of the Leases, Contracts and the balance of the Intangible Property.

3.11.6   Delivery of Documents and Funds at Closing.  Provided that all conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefited thereby, on the Closing Date Escrow Holder shall conduct the closing by:

(a)           Recording the Deed in the Official Records of Santa Clara County Recorder.

(b)           Delivering to Buyer:  (a) the original Buyer’s Title Policy; (b) the original Certification; (c) conformed copy of the Deed; (d) an original counterpart of the Assignment and Assumption of Leases; (e) an original counterpart of the General Assignment and Assumption executed by Seller and Buyer; (f) an original Bill of Sale; (g) the original of each Notice to the Tenants; (h) an original counterpart of the Seller Leaseback; (i) an original counterpart of the Assignment and Assumption of Contracts, (j) the original of the California Certificates, and (k) a counterpart copy of the closing statement.

(c)           Delivering to Seller a counterpart or original (as applicable) of every document delivered to Buyer.

(d)           Delivering to Seller the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

3.12        Prorations and Adjustments.

3.12.1   Generally.  If any expenses are not determinable on the Close of Escrow, at the earliest possible opportunity following the Close of Escrow but in no event later than six (6) months after the Close of Escrow (except in the case of taxes, which shall be finally prorated within thirty (30) days of receipt of final tax bills, and “Additional Rents”, which shall be subject to final reconciliation as provided below), Seller and Buyer shall make any interim and final adjustments.   This Section 3.12 shall survive Close of Escrow for the period described above.

3.12.2   Taxes. All property taxes, bonds and assessments shall be prorated at the Close of Escrow.  If property taxes, bonds and assessments are not determinable on the Close of Escrow, such shall be reconciled within thirty (30) days after accurate information is obtained by the parties.

3.12.3   Utility Costs; Operating Expenses.  Any and all utility costs or other operating expenses payable under Contracts assumed by Buyer at the Closing shall be prorated at the Close of Escrow based upon the current billing period of the applicable service provider in which the Close of Escrow occurs (which charges assumed to be incurred uniformly during such billing period).  Seller shall be entitled to pursue a refund of all deposits presently in effect with the utility providers, it being understood that Buyer and Seller shall cooperate to ensure that there is no disruption in services and Buyer is obligated to make its own arrangements for deposits with said utility providers.   Where practicable, meters should be read concurrently with Close of Escrow.

3.12.4   Rentals.  At the Close of Escrow, the parties shall prorate rental income received from Tenants under the Leases (including base rents and CAM reimbursements) for the month in which the Close of Escrow occurs (the “Current Month”).  Delinquent rents shall not be prorated.  Any rental payments received after the Close of Escrow shall be applied to current rentals first and then to delinquent rentals in order of the most recent delinquency.  If, after the Close of Escrow, either party receives rental payments belonging to the other as required by the previous sentence, such party shall promptly forward such amount to the other.  Buyer shall use reasonable efforts to collect delinquent rents but shall have no obligation to bring any action or proceeding to collect such delinquent rents.  No person or entity (other than Buyer) shall institute an action against any tenant for delinquent rentals and other tenant charges and Additional Rents attributable to periods prior to the Current Month prior to the later of 90 days after the Closing Date and five business days after it gives Buyer written notice of such demand or action (and in no event shall Seller be entitled to take any action against a tenant which would result in a termination of any Tenant Lease or the tenant’s right of occupancy thereunder).  Tenants of the Property may be obligated to pay, as additional rent, certain percentage rent, escalations in base rent and pass throughs of operating and similar expenses pursuant to the terms of the Leases (collectively, “Additional Rents”).  As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Leases after the Closing Date, Seller and Buyer shall “re prorate” such Additional Rents (including any portions thereof that may be required to be refunded to tenants) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of such Leases.  Any amounts that may be due Seller as a result of such re prorations shall be paid by Buyer to Seller promptly after Buyer collects such amounts from the tenants, and any amounts that may be due the tenants from Seller as a result of such re prorations shall be paid by Seller to Buyer promptly after written request therefor is delivered to Seller by Buyer.

3.12.5   Security Deposits; Prepaid Rents; Tenant Inducements.  At the Close of Escrow, Buyer shall receive a credit against the Purchase Price in an amount equal to the amount of all Tenants’ security deposits identified in the Tenant Leases paid by each Tenant in connection with the Leases, together with any other prepaid rent paid by tenants for periods after the Current Month.

3.12.6   Prorations.  All prorations shall be made as of the Closing Date on the basis of the actual days of the month in which the Close of Escrow occurs.  Such date shall be an income and expense day for Buyer.  Seller shall be responsible for all expenses of the Property applicable to the period prior to the Closing Date and Buyer shall be responsible for all expenses applicable to the period from and after the Closing Date.  All prorations and adjustments shall be made, where feasible, through Escrow.  Seller and Buyer agree that (a) none of the insurance policies relating to the Property will be assigned to Buyer (and Seller shall pay any cancellation fees resulting from the termination of such policies) and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; (b) the Property will not be subject to any Monetary Liens; and (c) all employees of Seller performing services at the Property (other than employees that Seller intends to retain in the premises demised by the Seller Lease) shall be terminated or relocated by Seller prior to the Closing Date and Seller shall fully pay such employees prior to the Closing Date all accrued salaries, wages and benefits (including vacation and sick pay), and Buyer shall not be obligated to rehire such employees.  Accordingly, there will be no prorations for insurance, debt service or payroll.

4.      Delivery and Possession.  Seller shall deliver possession of the Property to Buyer at the Close of Escrow, subject to the rights of the Tenants under the Leases and their sublessee(s), if any, and the rights of Seller, as tenant, under the Seller Leaseback.

5.      Commissions. Buyer and Seller each represent and warrant to the other that there are no commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement other than a brokerage fee payable to CB Richard Ellis, Inc. (“Broker”) pursuant to a separate agreement entered into by Seller and Broker.  Seller shall pay the commission pursuant to such separate written agreement as and when required thereby if and only if the Closing occurs.  Buyer and Seller each represent and warrant to the other that there are no other commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement.  Each party shall indemnify and hold the other party harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of each such party's conduct or the inaccuracy of the foregoing representation and/or warranty of such party.

6.      Damage or Destruction:  Condemnation.

6.1           Casualty.  Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss for damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 6.1.  If, prior to the Closing, any part of the Real Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact.  If such damage or destruction is “material”, Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice.  For purposes of this Section 6.1, “material” shall be deemed to be any damage or destruction where the costs of repair or replacement is estimated to be One Hundred fifty Thousand Dollars ($150,000.00), or more.  If Buyer does not exercise this option to terminate this Agreement, or the casualty is not material, neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all insurance proceeds payable to it with respect to such destruction and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price provided that Buyer shall be entitled to a credit against the Purchase Price in the amount of the deductible with respect to the applicable insurance coverage, or if such casualty is uninsured, Buyer shall be entitled to a credit for the cost to repair or restore the same (but in no event shall Seller be required to provide a credit in excess of $150,000).  If Buyer does not elect to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment in the insurance claim.  If Buyer does terminate this Agreement pursuant to this Section 6.1, this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Escrow Holder is hereby instructed to return promptly to the party which placed such items into Escrow all funds and documents which are held by the Escrow Holder on the date of termination.

6.2           Condemnation.  If prior to the Closing all or any portion of the Real Property is subject to an actual or threatened taking by a public authority, by the power of eminent domain or otherwise, Buyer shall have the right, exercisable by giving written notice to Seller within ten business (10) days after Buyer’s receipt of written notice of such taking, either to (i) terminate this Agreement, in which case all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Escrow Holder is hereby instructed to return promptly to the party which placed such items into Escrow all funds and documents which are held by the Escrow Holder on the date of termination, or (ii) to accept the applicable portion of the Property in its then condition without an adjustment of the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking.  If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

7.      Seller’s Representations, Warranties and Covenants.

7.1           Representations and Warranties.  It is expressly understood and agreed that all liability of Seller for breach of the representations and warranties contained in this Section 7.1 shall terminate if Buyer has not notified Seller in writing of an alleged breach thereof within one (1) year following the Closing Date.  If Buyer so notifies Seller, only the representations and warranties in question shall survive for the period (“Survival Period”) until the earlier of (i) the expiration of applicable statutes of limitations (or if an action shall be instituted by Buyer within such period, then full and final resolution and payment of such claim); and (ii) Seller’s cure of such breach to Buyer’s satisfaction.  Further, Seller’s liability for such breach shall be subject to the limitations set forth in Section 9.3 below.  Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date, as such representations and warranties may be updated pursuant to Section 7.2 below:

7.1.1           Organization; Authority.  Seller is duly organized, validly existing and in good standing under the laws of the state of its organization.  Seller is authorized to transact business in California, and has full power and authority to enter into and perform this Agreement in accordance with its terms.  The persons executing this Agreement have been duly authorized to do so on behalf of Seller.

7.1.2           Authorization; Validity.  The execution and delivery of this Agreement by Seller and Seller’s consummation of the transactions contemplated by this Agreement have been duly and validly authorized.  Assuming the valid execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity.

7.1.3           Litigation.  Seller has not received written notice that it is, nor to the best of Seller’s knowledge, is it now a party to any litigation, arbitration, or other proceedings (“Litigation”) with respect to the Property.

7.1.4           Leases.  There are no leases affecting the Property, oral or written, except as listed on the rent roll set forth in Schedule 7.1.4 (the “Rent Roll”).  Copies of the Leases, which have been delivered to Buyer, are, to the best of Seller’s knowledge, true, correct and complete copies thereof and all modifications or amendments thereto.  To the best of Seller’s knowledge, no defaults exist thereunder except as noted on the Rent Roll.  Except as set forth in the Leases, no Tenant(s) is entitled to interest in any security deposits.  Each Lease is in full force and effect, and the term of the same and the obligation to pay rent thereunder has commenced and the tenant thereunder is in full possession and actual occupancy thereof, and all improvements required to be completed under the provisions thereof are completed (or allowances therefore have been paid).  All brokerage commissions with respect to Leases have been paid in full or will have been paid in full prior to the Closing Date and there are and will be no commissions payable with respect to renewals, extensions or expansions of or under any Lease.  Seller has executed no exclusive brokerage agencies that will be in effect as of the Closing.

7.1.5           Contracts.  Except for the Contracts listed in Schedule 7.1.5, Seller (and to Seller’s best knowledge, Seller’s predecessors in interest) has not entered into any management, service, maintenance, utility or other contracts or agreements affecting the Property, oral or written, which extend beyond the Closing Date and which would bind Buyer or encumber the Property more than thirty (30) days after Closing.   To Seller’s best knowledge, no defaults exist under the Contracts except as set forth in Schedule 7.1.5.

7.1.6           Condemnation.  Neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor, to the best of Seller’s knowledge, is there now pending or threatened in writing any condemnation or similar proceeding against the Property or any portion thereof.  To the best of Seller’s knowledge, no written notice has been received that any such proceeding is contemplated.

7.1.7           Foreign Investment and Real Property Tax Act.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

7.1.8           Bankruptcy.  Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets; or (v) admitted in writing its ability to pay its debts as they come due.

7.1.9           Hazardous Waste.  To the best of Seller’s knowledge, and except otherwise disclosed to Buyer in the Due Diligence Items, the Property has not at any time been used for the purposes of storing, manufacturing, releasing or dumping Hazardous Materials or Substances, except for normal quantities of Hazardous Materials or Substances utilized in connection with the normal maintenance and operation of the Property in compliance with all Environmental Laws (as hereinafter defined).  To the best of Seller’s knowledge, and except as otherwise disclosed to Buyer, no underground storage tanks or clarifiers have been or are located on the Property.

7.1.10         Compliance with Laws.  To the best of Seller’s knowledge and except as disclosed to Buyer in writing in the Due Diligence Items, Seller has not received any current notices from any governmental authority of zoning, building, environmental protection, clean air, pollution, fire or health code violations with respect to the Property, or violations pertaining to the use and occupancy of the Property, including, without limitation, discrimination on any prohibited basis, that have not been cured.

7.1.11         CC&Rs.  To the best of Seller’s knowledge, there is no default by either Seller or the other owner pursuant to the CC&Rs or any facts or circumstances existing that, with the passage of time, or the giving of notice would constitute a default.

7.1.12         Seller’s Knowledge.  As used in this Agreement, the phrase “to the best of Seller’s knowledge”, or words of similar import, shall be limited to the current, actual knowledge, with no duty of inquiry of Robert Kraiss, Director of Corporate Facilities and Real Estate; provided, however, in no event shall this Agreement give rise to any personal obligation, liability or duty on the part of Robert W. Kraiss, or any other trustee, officer, director, agent, representative or employee of Seller. Robert W. Kraiss shall not be charged with constructive or inquiry notice or knowledge, or imputed knowledge of any agents, contractors, or employees.  Seller hereby represents and warrants to Buyer that Robert W. Kraiss is the only person that needs to be listed within the definition of Seller’s knowledge such that such representations and warranties may be made on a reasonably informed basis.

7.1.13        OFAC Compliance.  Seller is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Seller, and to Seller’s knowledge, and all beneficial owners of Seller, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).  Seller agrees to make its policies, procedures and practices regarding compliance with the Orders available to Buyer for its review and inspection during normal business hours and upon reasonable prior notice.  Neither Seller, nor to Seller’s knowledge, any beneficial owner of Seller:  (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

7.1.14         Property Reports.  To Seller’s knowledge, Seller has delivered all Due Diligence Items to Buyer in its possession or control.

7.2           Buyer’s Remedies For Seller’s Breach of Representations and Warranties.  If, prior to the Closing, Seller shall notify Buyer that a representation or warranty made herein by Seller is materially untrue, inaccurate or incorrect due to circumstances (i) coming to Seller’s attention after the Agreement Date, including as a result of any subsequent acts, actions, notifications or events; (ii) which are beyond Seller’s reasonable control; (iii) which would, if allowed to remain, render a representation and warranty materially untrue as of the Closing; and (iv) which cannot be cured or corrected by Seller on or before the Closing Date or as to which Seller has not agreed in writing to use commercially reasonable efforts to attempt to cure such matter on or before the Closing Date; then Buyer shall have the right, as its sole and exclusive remedy, to (x) to terminate this Agreement by notice given to Seller on or before the Closing Date and receive a refund of the Deposit, or (y) accept such notice of changed circumstances and proceed with the Closing in which case Seller shall have no liability with regard to such matter.  If such notice is given by Seller prior to the expiration of the Due Diligence Period, the provisions of Section 3.4 and 3.5 shall control, and this Section 7.2 shall not be applicable for any purpose.  Buyer’s failure to notify Seller as required by the two preceding sentences shall be deemed Buyer’s election to proceed under subsection (y).

7.3           Seller’s Interim Covenants.  From the Date of this Agreement through the Closing, Seller covenants and agrees to the following:

7.3.1           Litigation.  Seller shall give to Buyer prompt notice of the institution of any litigation prior to the Closing Date after Seller becomes aware of the same.

7.3.2           Leases.  Between the date hereof and the Closing Date, without first obtaining Buyer’s written consent, which consent shall not be unreasonably withheld during the Due Diligence Period but may be withheld in Buyer’s sole and absolute discretion thereafter, Seller will not (i) terminate or modify existing Leases; or (ii) enter into any new leases or grant additional renewal rights to any tenant. If, during the term of this Agreement, Seller desires to take any of the actions set forth in (i) or (ii) above, Seller shall provide written notice of such matter to Buyer, together with a copy of the proposed lease or lease modification (and, if applicable, a disclosure of the Leasing Costs (defined below)), and Buyer shall have five (5) days in which to respond to Seller in writing whether Buyer is granting or withholding consent to such matter.  If Buyer withholds consent to such matter Buyer shall concurrently with delivery of the aforementioned written notice, provide Seller with a detailed written explanation as to why Buyer is withholding its consent.  Buyer’s failure to provide timely written notice to Seller as set forth in the second preceding sentence shall be deemed Buyer’s consent to such matter during the Due Diligence Period, or if requested after the Due Diligence Period, the same shall be deemed disapproved by Buyer.  If Buyer consents to any of the actions set forth in (ii) above and proceeds to close Escrow, Buyer shall (A) reimburse Seller for the reasonable out of pocket costs and expenses paid by Seller in connection with such Lease, including, but not limited to, brokerage commissions, tenant improvement allowances, costs associated with tenant improvements, reasonable attorneys’ fees and costs, and any other third party costs and expenses (collectively “Leasing Costs”), (B) assume the responsibility for the payment of Leasing Costs for such lease which are unpaid as of the Closing; and (C) indemnify, defend, protect and hold Seller harmless from and against any and all claims, responsibility, liability, costs, loss, damage, expenses or causes of action arising from the Leasing Costs for such lease which are unpaid as of the Closing; provided, however that in each such instance such Leasing Costs were disclosed in writing to Buyer concurrently with such approval request.  The provisions of this Section 7.3.2 shall survive the Closing or be reflected in the Assignment and Assumption of Leases.

7.3.3           Maintenance and Operation of Property.  Seller shall keep, maintain and operate the Property in substantially the manner in which it is currently being maintained and operated during the twelve (12) month period prior to the Agreement Date.

7.3.4           Contracts.

(a)      Within five (5) days of the Agreement Date, Seller shall make available to Buyer copies of all written contracts, agreements, and reports affecting the Property and/or which would become binding on Buyer after Closing (the "Contracts"), which Contracts are listed on Schedule 7.1.5.  At least five (5) days prior to the Closing, Buyer shall provide Seller with written notice of the Contracts, if any, that Buyer desires to assume (“Notice to Assume”), which Contracts shall become the list of Service Contracts to be attached as Exhibit “A” to the Assignment and Assumption of Contracts.  Failure to give such Notice to Assume shall be deemed an election by Buyer to terminate all Contracts and any Contract not listed in the Notice to Assume shall be terminated by Seller; provided, however, that Seller, as tenant under the Seller Leaseback, may continue with the performance of any of the following Contracts:  (i) Contracts not directly binding Buyer after the Closing or in the event of a termination of the Seller Leaseback; and/or (ii) Contracts that satisfy a requirement of Section 7.3.4(b) hereof.  Except for the Contracts which Seller elects to continue performance under the preceding sentence, within five (5) days after receipt of the Notice to Assume, Seller shall send a notice of termination with respect to each of the Contracts not included in such Notice to Assume.

(b)      Notwithstanding anything contained herein, at or prior to the Closing, Seller shall have entered into any and all contracts, agreements and insurance policies required to be entered into by Seller pursuant to the terms of the Seller Leaseback, including, but not limited to, those pertaining to maintenance and repair that is the obligation of Seller under the terms and conditions of the Seller Leaseback and insurance policies required thereby.

8.      Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

8.1           Organization; Authority.  Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization.  Buyer is authorized to transact business in California, and has full power and authority to enter into and perform this Agreement in accordance with its terms.  The persons executing this Agreement have been duly authorized to do so on behalf of Buyer.

8.2           Authorization; Validity.  The execution and delivery of this Agreement by Buyer and Buyer’s consummation of the transactions contemplated by this Agreement have been duly and validly authorized.  Assuming the valid execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity.

8.3           Bankruptcy.  Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets; or (v) admitted in writing its ability to pay its debts as they come due.

8.4           OFAC Compliance.  Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).  Buyer agrees to make its policies, procedures and practices regarding compliance with the Orders available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.  Neither Buyer nor any beneficial owner of Buyer:  (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

9.      Defaults.

9.1           Buyer’s Default.

9.1.1           Default. Buyer shall be deemed to be in default under this Agreement if Buyer fails, for reasons other than Seller’s default hereunder or the failure of a condition precedent to Buyer’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on Buyer’s part required within the time limits and in the manner required in this Agreement or there shall have occurred a material breach of any representation or warranty made by Buyer; provided, however, no such default shall be deemed to have occurred unless and until Seller has given Buyer written notice thereof, describing the nature of the default, and Buyer has failed to cure such default within five (5) days of the receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).  The preceding to the contrary notwithstanding, no such written notice of default shall be required if Buyer fails to close escrow on the date scheduled for Closing or with respect to any failure by Buyer to timely deposit the Deposit referred to above.

9.1.2           LIQUIDATED DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT OR BEEN DEEMED TO HAVE TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED BECAUSE OF BUYER’S DEFAULT, SELLER SHALL BE ENTITLED TO RETAIN, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, THE DEPOSIT (WHICH INCLUDES ANY ACCRUED INTEREST THEREON) AS SELLER’S LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677.  THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

/s/ MLD
Seller’s Initials	Buyer's Initials

9.2           Seller’s Default.

9.2.1           Default. Seller shall be deemed to be in default under this Agreement if Seller fails, for a reason other than Buyer’s default hereunder or the failure of a condition precedent to Seller’s obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in the Agreement, or there shall have occurred a material breach of any representation or warranty made by Seller; provided, however, no such default shall be deemed to have occurred unless and until Buyer has given Seller written notice thereof, describing the nature of the default, and Seller has failed to cure such default within five (5) days of receipt of such notice.  The preceding to the contrary notwithstanding, no such written notice of default shall be required if Seller fails to close escrow on the date scheduled for Closing.

9.2.2           Remedies Before Closing.  If Seller shall be deemed in default under Section 9.2.1 at or before Closing, and Buyer does not waive such default, Buyer may pursue one of the following remedies, each of which shall be Buyer’s sole and exclusive remedy:

(a)           Enforce specific performance of this Agreement against Seller, in which case Buyer shall have no claim for damages or any other remedy against Seller; provided, however, if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in Santa Clara County on or before the date sixty (60) days following the date upon which the Closing hereunder was to have occurred, then Buyer shall be deemed to elected to terminate this Agreement and receive back the return of its Deposit and pursue its remedy as provided in Section 9.2.2(b) below.  Buyer shall only be entitled to bring a specific performance action against Seller if Seller breaches its obligation to convey the Property to Buyer in the manner required by this Agreement.

(b)           Terminate this Agreement by written notice delivered to Seller on or before the Closing Date, and Buyer shall be entitled to the return of its Deposit, and Buyer may bring an action against Selller to recover Buyer’s actual, out of pocket costs incurred with this Agreement and the transactions contemplated hereby in an amount not to exceed fifty thousand dollars ($50,000).  In no event shall Buyer be entitled to seek to recover from Seller any monetary damages based on any breach or default by Seller at or before Closing except as expressly provided in this Section 9.2.2(b).

9.2.3           Remedies After Closing.

(a)           If the Closing has occurred, Buyer shall not be entitled to bring a claim against Seller unless Buyer establishes that Seller shall have materially breached a representation or warranty contained in Section 7.1 or a covenant in Section 3.12 or 7.3.2, in which case Buyer may seek damages by reason thereof, but shall not be entitled to consequential or exemplary damages.   All other claims of Buyer against Seller shall be deemed waived to the extent provided in Section 9.3, below.

                      (b)           Buyer shall not be entitled to bring any claim against Seller for misrepresentation or breach of warranty or default under Section 3.12 or 7.3.2 if and to the extent Buyer had actual knowledge before Closing of the existence of any condition, fact or circumstance giving rise or relating to such claim.   As used in this Agreement, the phrase “Buyer’s actual knowledge” or similar phraseology shall be limited to the current, actual knowledge, with no duty of inquiry of Christopher Peatross or Craig Firpo; provided, however, in no event shall this Agreement give rise to any personal obligation, liability or duty on the part of Christopher Peatross or Craig Firpo, or any other trustee, officer, director, agent, representative or employee of Buyer. Christopher Peatross or Craig Firpo shall not be charged with constructive or inquiry notice or knowledge, or imputed knowledge of any agents, contractors, or employees.  Further, in no event shall this Section 9.2(b) be deemed to release Seller from liability from its fraud, intentional misrepresentation or intentional breach of this Agreement.

9.3           Buyer's Release.  Except as set forth below, Buyer hereby waives its right to recover from and fully and irrevocably releases Seller, and, at each level, its partners, members, employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, judgments, penalties, fines, liens, action or cause of action, whether direct or indirect, known or unknown, foreseen or unforeseen, arising from, on account of, or related to (i) the condition (including title to the Property, any construction defects, errors, omissions or other conditions, latent, patent or otherwise and/or the environmental condition of the Property), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, (ii) any and all objections to or complaints regarding the Property and its condition; and (iii) any information furnished by the Released Parties under or in connection with this Agreement.  This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer's release to Seller.  Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

/s/ MLD	/s/ CSP
Seller's Initials	Buyer's Initials

Notwithstanding anything contained herein to the contrary, the foregoing releases are not intended and do not include (i) any claims arising from a breach of Seller’s representations or warranties or covenants set forth in Section 7.1 or covenants set forth in Section 7.3.2 of this Agreement; (ii) fraud; and (iii) willful misconduct or intentional concealment.

The release granted herein shall survive the Close of Escrow and the recordation of the Grant Deed.

10.           WAIVER OF TRIAL BY JURY.  SELLER AND BUYER HEREBY EXPRESSLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

11.           Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

12.           Notices.  All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earliest of the following to occur:  (a) when delivered to the recipient; (b) one (1) business day after deposit with a nationally recognized overnight-guaranteed delivery service for next business day delivery, charges prepaid; or (c) upon receipt or refusal of receipt after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below.  All notices to Seller shall be sent to Seller’s Address.  All notices to Buyer shall be sent to Buyer’s Address.  All notices to Escrow Holder shall be sent to Escrow Holder’s Address.  If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday (i.e., optional bank holiday), then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.  The foregoing addresses and facsimile numbers may be changed by written notice given in accordance with this Section.  Seller and Buyer agree that their respective counsel listed herein are entitled to receive copies of notices and shall be entitled to give notices on behalf of Seller or Buyer, as the case may be.

13.           Amendment; Complete Agreement.  All amendments and supplements to this Agreement must be in writing and executed by Buyer and Seller.  This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement.  This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.

14.           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

15.           Severability.  If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.           Counterparts, Headings and Defined Terms.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.

17.           Time of the Essence.  Time is of the essence of this Agreement.

18.           Waiver.  No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

19.           Third Parties.  This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns.  No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

20.           Additional Documents.  Each party agrees to perform any further acts and to execute and deliver such further documents which may be reasonably necessary to carry out the terms of this Agreement.

21.           Independent Counsel.  Buyer and Seller each acknowledge that:  (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

22.           Assignment.  Buyer may assign this Agreement without Seller’s prior written consent by providing at least ten (10) days prior written notice of such assignment to Seller.  Notwithstanding any assignment of Buyer’s rights hereunder, Buyer shall not be released from any of Buyer’s obligations because of such assignment.

23.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

24.           Exhibits.  Each reference to a Section or Exhibit in this Agreement shall mean the sections of this Agreement and the exhibit attached to this Agreement, unless the context requires otherwise.  Each such exhibit is incorporated herein by this reference.

25.           No Reservation of Property.  The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller.

26.           Duty of Confidentiality.  Buyer and Seller represent and warrant that prior to Closing each shall keep all information and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity, without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except (i) to its officers, partners, members, investors, lenders, attorneys, accountants and consultants, as may be necessary to assist Buyer or Seller in its acquisition or disposition of the Property, as applicable, provided each representative shall be informed by the relevant party of the confidential nature of the transaction, or (ii) as required by law, or (iii) to enforce the provisions of this Agreement.  The parties further agree that no advertisement or other publicity concerning the proposed transaction will be made or disseminated by either party either before or after the Closing without the approval of the other party.

27.           Business Day.  If the Closing Date or the day for performance of any act required under this Agreement falls on a Saturday, Sunday or legal holiday (i.e. optional bank holidays), then the Closing Date or the day for such performance, as the case may be, shall be the next following regular business day.

28.           Condition of Property.  Buyer represents and warrants, which representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that, as specified in Section 3.3.1 hereof, Buyer has, or shall have the opportunity to have inspected and conducted tests and studies of the Property, as Buyer has deemed necessary and advisable in its sole and absolute discretion, and that Buyer is or will be prior to the Close of Escrow familiar with the general condition of the Property.  Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use.  Buyer represents and warrants that, except for Seller’s express representations and warranties contained in Section 7 above, Buyer is acting, and will act, only upon information obtained by Buyer directly from Buyer’s own inspection of the Property.  Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities, or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Property, shall not affect the rights or obligations of the Buyer hereunder.

29.           Survival.  The covenants, agreements, representations and warranties made herein shall, subject to Section 7.1, survive the Closing and the delivery of the Deed and this Agreement for the periods expressly set forth herein and shall, subject to Section 23 hereof, extend to the respective successors, heirs and assigns of Seller and Buyer.

30.           Tax Deferred Exchange.  Buyer and Seller hereby agree to cooperate with each other and shall execute any and all documents necessary, in the form reasonably approved by the both parties, which shall assign all of such party’s right, title and interest in and to this Agreement to an intermediary, which intermediary shall complete the sale/purchase of the Property, in order to accommodate a tax-deferred exchange for such party pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended provided, however neither party shall incur additional costs, expenses or liabilities in assisting the party with the tax-deferred exchange other than for review of the exchange documents, such exchange shall not delay the Closing, nor shall either party be required to take title to other property.

31.           Property “AS IS”.  Buyer acknowledges and agrees that, except as specifically provided in Section 7.1 herein, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) value; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including, without limitation, the possibilities for future development of the Property; (iv) the nature, quality or condition of the Property, construction, reconstruction, construction materials, construction methods and deck construction including, without limitation, the water, soil, and geology; (v) the compliance of or by the Property or its operation with any laws, rules ordinances, or regulations or any applicable governmental authority or body; (vi) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements; (vii) the presence or absence of hazardous materials at, on, under or contiguous or adjacent to the Property; (viii) the relationship with or status of any Tenant; or (ix) any other matter.  Buyer further acknowledges and agrees that having been given the opportunity to inspect the Property and review information and documentation affecting the Property, Buyer is relying solely on its own investigation of the Property and review of such information and documentation, and not on any information provided or to be provided by Seller, except for Section 7.1 hereof.  Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.  Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “as is” and “with all faults” condition and basis, and that Seller has no obligations to make repairs, replacements or improvements to the Property other than as expressly set forth herein in Section 7.1.  Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing the survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that Seller shall, upon the Close of Escrow, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and except for the warranties and representations set forth in Section 7 herein, and Seller’s covenants under Sections 3.12 and 7.3.2 Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto.

(signatures to follow on succeeding page)

IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

Seller:		Buyer:

ADPT Corporation,		SWIFT REALTY PARTNERS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ MARY DOTZ	By:	/s/ CHRISTOPHER PEATROSS
Name:	Mary Dotz	Name:	Christopher Peatross
Its:	Vice President & CFO	Its:	President & CEO

Date:	March 31, 2011	Date	March 30, 2011

Acceptance by Escrow Holder

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated:  April 4, 2011

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ ZENNY V. CABAGBAG

Name: Zenny V. Cabagbag

Its:           Escrow Officer